Exhibit 10.10

FORM OF SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) dated as of                     , 2014, is entered into by and among Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and Antero Resources Corporation, a Delaware corporation (“Antero”). The Partnership and Antero may be referred to herein individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, the Partnership, directly or indirectly, owns or will own the Facilities (as defined below) described below consisting of gathering pipelines, compressor stations, fresh water distribution systems and processing facilities;

WHEREAS, the Partnership desires that Antero perform the Operational Services (as defined below) with respect to the Facilities in accordance with the commercial agreements dated the date hereof between Antero and Antero Midstream LLC, the Partnership’s wholly owned subsidiary, including the Gathering and Compression Agreement (the “Gathering Agreement”), the Water Services Agreement (the “Water Agreement”) and the Right of First Offer Agreement (the “ROFO Agreement” and, together with the Gathering Agreement and the Water Agreement, the “Commercial Agreements”);

WHEREAS, the Partnership and Antero desire to set forth their respective rights and responsibilities with respect to the operation, maintenance and management of the Facilities and the provision of the Operational Services;

WHEREAS, the Partnership desires that Antero perform the Administrative Services (as defined below); and

WHEREAS, the Parties desire to set forth their respective rights and responsibilities with respect to the provision of the Administrative Services.

NOW THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE 1
DESCRIPTION OF FACILITIES

1.1                               Facilities Description.  “Facilities” means (i) the Gathering System (as defined in the Gathering Agreement), (ii) the Water Facilities (as defined in the Water Agreement), (iii) any property, equipment or other assets associated with the provision of “Services” (as defined in the ROFO Agreement) under the ROFO Agreement, and (iv) any other assets, equipment, accessions and improvements in respect of the foregoing owned, directly or indirectly, by the Partnership and its subsidiaries (collectively, the “Partnership Group”). If the Partnership Group acquires or constructs assets beyond the scope of those included in the Facilities or otherwise unrelated to the performance of the Partnership Group’s obligations under the Commercial Agreements, the Partnership and Antero shall enter into good faith negotiations to determine whether the assets to be acquired or constructed shall be constructed, managed and operated by Antero under this Agreement.

ARTICLE 2
PERFORMANCE OF OPERATIONAL SERVICES

2.1                               Antero Duties and Authority.  Antero shall manage, subject to the terms of this Agreement and to general directions of Antero Resources Midstream Management LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”), on behalf of the Partnership Group, the operation, maintenance, repair, design, alteration and replacement of the Facilities and of the business processes associated with the Facilities, as more particularly described below.

2.2                               Operational Services Provided by Antero.  Antero shall provide, or cause to be provided (through contractors, subcontractors or affiliates), the following operational services relative to the Facilities (the “Operational Services”).

(a)                                 Antero shall conduct, or cause to be conducted, all operations with respect to the Facilities, and shall procure and furnish, or cause to be procured or furnished, all materials, equipment, services, supplies, and labor necessary for the operation and maintenance of the Facilities, engineering support for these activities, and related warehousing and security, including the following:

(1)                                 Maintain and operate flow and pressure control, monitoring, and over-pressure protection;

(2)                                 Maintain, repair, recondition, overhaul, and replace equipment, as needed, to keep the Facilities in good working order;

(3)                                 Operate the Facilities in a manner consistent with the standard of conduct set forth in Section 2.6; and

(4)                                 Conduct all other routine day-to-day operations of the Facilities.

(b)                                 Antero shall provide, manage and conduct, or cause to be provided, managed and conducted, the business operations associated with the Facilities, including without limitation, the following:

(1)                                 Transportation and logistics, including commercial operations;

(2)                                 Contract administration;

(3)                                 Gas and fresh water control;

(4)                                 Gas and fresh water measurement;

(5)                                 GIS mapping;

(6)                                 Database mapping, reporting and maintenance;

(7)                                 Rights of way;

(8)                                 Materials management;

(9)                                 Engineering support (including facility design and optimization); and

(10)                          Such other general services related to the Facilities as the Partnership and Antero may mutually agree from time to time.

(c)                                  Antero shall coordinate and direct, or cause to be coordinated and directed, the activities of persons (including contractors, subcontractors, consultants, professionals, service and other organizations) required by Antero to perform its duties and responsibilities hereunder. Such persons may include employees of Antero or its affiliates or employees of one or more third persons.

2.3                               Records.  Antero will maintain operations, maintenance, and inspection records, accounting records (kept in accordance with generally accepted accounting principles) and source documentation substantiating the Operational Services provided under this Agreement, in compliance with the Subject Laws (as defined in Section 2.6(b) below) and Antero’s policies and procedures. Antero shall develop and maintain such records as are required by laws, regulations, codes, permits, or governmental agencies.

2.4                               Outside Agency Requests and Other Notices.  Should any Party receive notice of a U.S. Department of Transportation (“DOT”) or any other governmental agency inspection or request for written comments concerning the Facilities, the Party receiving the notice will notify the other Parties and permit the other Parties’ representative to be present at all scheduled inspections and to review all correspondence to or from DOT or other governmental agency and to coordinate any necessary response.  Each Party shall as soon as reasonably possible notify the other Parties of the occurrence of any incident, accident, action, loss, or existence of any unsafe or other condition which involves or could involve personal injury or property damage or loss relating to the Facilities or Operational Services.  If notice is first given orally under this Section 2.4, the notifying Party shall provide written notice to the other Parties as soon as reasonably possible.

2.5                               Environmental Compliance.  All operations conducted hereunder shall be in compliance with all environmental laws, rules and regulations of the United States of America and the states where the Facilities are situated.

ARTICLE 3
PERFORMANCE OF ADMINISTRATIVE SERVICES

3.1                               Agreement to Provide Administrative Services.  Antero hereby agrees to provide, or cause to be provided to, the Partnership Group with certain centralized corporate, general and administrative services, such as accounting, audit, billing, business development, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “Administrative Services” and, together with the Operational Services, the “Services”).  Antero shall provide, or cause to be provided to, the Partnership Group with such Administrative Services in a manner consistent in nature and quality to the services of such type previously provided in connection with the Facilities prior to their acquisition by the Partnership Group.

ARTICLE 4
RELATIONSHIP OF ANTERO AND THE PARTNERSHIP

4.1                               Independent Contractor.  Antero is an independent contractor and shall perform the Services hereunder as an independent contractor. Nothing hereunder shall be construed as creating any other relationship between Antero and the Partnership, including but not limited to a partnership, agency or fiduciary relationship, joint venture, limited liability company, association, or any other enterprise. Neither Party nor its employees shall be deemed to be an employee of the other Party. The Partnership’s interest is only in the performance of the Services by Antero in accordance with this Agreement.

4.2                               The Partnership’s Right to Observe.  The Partnership shall at all times have the right to observe and consult with Antero in connection with Antero’s performance of its obligations under this Agreement. Further, each of the Parties shall have the right to witness all audits or environmental assessments of the other to be performed on or in connection with the Facilities. The Partnership shall comply with all reasonable requirements of Antero prior to such observation or witnessing, including but not limited to safety requirements.

4.3                               Standard of Conduct of Antero.

(a)                                 General Standard. Antero shall (1) perform the Services and carry out its responsibilities hereunder, and shall require all contractors, subcontractors and materialmen furnishing labor, material or services for the operation of the Facilities to carry out their responsibilities in accordance with workmanlike practices common in the Facilities’ industry, and (2) exercise the same level of care Antero exercises in the management of its own business and affairs.

(b)                                 Compliance with Procedures and Laws.  Antero shall perform the Services under this Agreement in compliance with all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and other governmental bodies, including without limitation the Natural Gas Act, the Pipeline Safety Act of 1968, both as amended, and the regulations and orders of the Federal Energy Regulatory Commission (“FERC”) and the DOT, which are applicable to (1) Antero’s business (2) any of the Facilities, and (3) the performance of the Services or any other obligation of Antero hereunder (collectively, the “Subject Laws”).

ARTICLE 5
REIMBURSEMENT AND BILLING PROCEDURES

5.1                               Reimbursement by the Partnership.  Subject to and in accordance with the terms and provisions of this Article 5 and such reasonable allocation and other procedures as may be agreed upon by Antero and the General Partner from time to time, the Partnership hereby agrees to reimburse Antero for all direct and indirect costs and expenses incurred by Antero and its affiliates (collectively, the “Antero Group”) in connection with the provision of the Services to the Partnership Group, including the following:

(a)                                 any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Facilities, the Partnership Group’s other assets or the business of the Partnership Group;

(b)                                 salaries and related benefits and expenses of personnel employed by the Antero Group who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel;

(c)                                  any taxes or other direct operating expenses paid by the Antero Group for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the Antero Group resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with Antero as required by applicable law as opposed to the flow through of income attributable to the Antero Group’s ownership interest in the Partnership Group); provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with Antero; and

(d)                                 all expenses and expenditures incurred by the Antero Group as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Antero Group consist of an allocated portion of costs and expenses incurred by the Antero Group for the benefit of both the Partnership Group and the other members of the Antero Group, such allocation shall be made on a reasonable cost reimbursement basis as determined by Antero.

5.2                               Billing Procedures.  The Partnership will reimburse Antero, or the members of the Antero Group providing the Services, as applicable (the “Service Provider”), for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Service Provider’s billing to the Partnership.  Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE 6
TERMINATION

6.1                               Termination.  Unless terminated earlier by mutual agreement of the Parties, this Agreement shall continue in effect until the twentieth (20th) anniversary of the date hereof and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the date hereof, by notice from either Party to the other Party on or before the one hundred eightieth (180th) day prior to such anniversary.  Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided, however, that such termination shall not affect or excuse the performance of any party under the provisions of Article 7 which provisions shall survive the termination of this Agreement indefinitely.

ARTICLE 7
INDEMNITY

7.1                               Indemnification Scope.  IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR THE INDEMNITIES SET FORTH HEREIN TO THE MAXIMUM EXTENT ALLOWED BY LAW. ALL PROVISIONS OF THIS ARTICLE SHALL BE DEEMED CONSPICUOUS WHETHER OR NOT CAPITALIZED OR OTHERWISE EMPHASIZED.

7.2                               Indemnified Persons.  Wherever “the Partnership” or “Antero” appears as an indemnitee in this Article, the term shall include that entity, its parents, subsidiaries, affiliates, partners, members, contractors and subcontractors at any tier, and the respective agents, officers, directors, employees, and representatives of the foregoing entities involved in actions or duties to act on behalf of the indemnified party.  These groups will be the “Partnership Indemnitees” or the “Antero Indemnitees” as applicable, provided, however, that the Partnership Indemnitees shall not include Antero, and the Antero Indemnitees shall not include the Partnership or the General Partner. “Third parties” shall not include any Partnership Indemnitees or Antero Indemnitees.

7.3                               Indemnifications.

(a)                                 THE PARTNERSHIP SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE ANTERO INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, DAMAGES, FINES, PENALTIES, JUDGMENTS, EXPENSES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE (EACH, A “LIABILITY”) (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (1) DAMAGE, LOSS OR DESTRUCTION OF THE FACILITIES, (2) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, AND (3) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO THE PARTNERSHIP’S OR ANTERO’S PERFORMANCE OF THIS AGREEMENT, EXCEPT

TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

(b)                                 ANTERO SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE PARTNERSHIP INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, DAMAGES, FINES, PENALTIES, JUDGMENTS, EXPENSES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE (EACH, A “LIABILITY”) (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (1) DAMAGE, LOSS OR DESTRUCTION OF THE FACILITIES, (2) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON AND (3) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO ANTERO’S PERFORMANCE UNDER THIS AGREEMENT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

7.4                               Damages Limitations.  Any and all damages recovered by either Party pursuant to this Article 6 or pursuant to any other provision of or actions or omissions under this Agreement shall be limited to actual damages. CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTIONS AND LOST PROFITS) AND EXEMPLARY AND PUNITIVE DAMAGES SHALL NOT BE RECOVERABLE UNDER ANY CIRCUMSTANCES EXCEPT TO THE EXTENT THOSE DAMAGES ARE INCLUDED IN THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED HEREIN TO INDEMNIFY THE OTHER PARTY. EACH PARTY ACKNOWLEDGES IT IS AWARE THAT IT HAS POTENTIALLY VARIABLE LEGAL RIGHTS UNDER COMMON LAW AND BY STATUTE TO RECOVER CONSEQUENTIAL, EXEMPLARY, AND PUNITIVE DAMAGES UNDER CERTAIN CIRCUMSTANCES, AND EACH PARTY NEVERTHELESS WAIVES, RELEASES, RELINQUISHES, AND SURRENDERS RIGHTS TO CONSEQUENTIAL PUNITIVE AND EXEMPLARY DAMAGES TO THE FULLEST EXTENT PERMITTED BY LAW WITH FULL KNOWLEDGE AND AWARENESS OF THE CONSEQUENCES OF THE WAIVER REGARDLESS OF THE NEGLIGENCE OR FAULT OF EITHER PARTY.

7.5                               Defense of Claims.  The indemnifying Party shall defend, at its sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the indemnifying Party’s indemnification obligations under this Agreement, provided that the indemnified Party notifies the indemnifying Party promptly in writing of any claim, loss, liability, damage, or cause of action against the indemnified Party and gives the indemnifying Party authority, information, and assistance at the reasonable expense of the indemnified Party in defense of the matter. The indemnified Party may be represented by its own counsel (at the indemnified Party’s sole expense) and may participate in any proceeding relating to a claim, loss, liability, damage, or cause of action in which the indemnified Party or both Parties are defendants, provided, however, the indemnifying Party shall, at all times, control the defense and any appeal or settlement of any matter for which it has indemnification obligations under this Agreement so long as any such settlement includes an unconditional release of the indemnified Party from all liability arising out of such claim, demand, loss, liability, damage, or other cause of action and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified Party.  Should the Parties both be named as defendants in any third-party claim or cause of action arising out of or relating to the Facilities or Services, the Parties will cooperate with each other in the joint defense of their common interests to the extent permitted by law, and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

ARTICLE 8
NOTICES

Either Party may give notices to the other Party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a Party by written notice. Any telephone numbers below are solely for information and are not for Agreement notices.

If to the Partnership to:

Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

If to Antero to:

Antero Resources Corporation
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

ARTICLE 9
GENERAL

9.1                               Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein. Neither Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

9.2                               Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any choice of Law rules which may direct the application of the laws of another jurisdiction.

9.3                               Consent to Jurisdiction, Etc.; Waiver of Jury Trial.  Each of the Parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Texas, in Harris County or the federal courts located in the Southern District of the State of Texas.  The Parties agree that, after such a dispute is before a court as specified in this Section 9.3 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such dispute may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the dispute is brought in an inconvenient forum or that the venue of the dispute is improper.  Each Party agrees that a final judgment in any dispute described in this Section 9.3 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.  THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

9.4                               Non-waiver of Future Default.  No waiver of any Party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or different character.

9.5                               Audit and Maintenance of Records; Reporting.  Notwithstanding the payment by the Partnership of any charges, the Partnership shall have the right to review and contest the charges. For a period of two years from the end of any calendar year, the Partnership shall have the right, upon reasonable notice and at reasonable times, to inspect and audit all the records, books, reports, data and processes related to the Services performed by Antero to ensure Antero’s compliance with the terms of this Agreement.  If the information is confidential, the parties shall execute a mutually acceptable confidentiality agreement prior to such inspection or audit.

9.6                               Entire Agreement; Amendments and Schedules.  This Agreement constitutes the entire agreement concerning the subject matter between the Parties and shall be amended or waived only by an instrument in writing executed by both Parties. Any schedule, annex, or exhibit referenced in the text of this Agreement and attached hereto is by this reference made a part hereof for all purposes.

9.7                               Force Majeure.

(a)                                 If either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due, the obligations of that Party, so far as they are affected by force majeure, will be suspended during the continuance of any inability so caused, but for no longer period. The Party whose performance is affected by force majeure will provide notice to the other Party, which notice may initially be oral, followed by a written notification, and will use commercially reasonable efforts to resolve the event of force majeure to the extent reasonably possible.

(b)                                 “Force majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, terrorist acts, fires, coal mining, oil and gas operations, timbering operations, explosions, breakage or accidents to machinery or lines of pipe; freezing of wells on lines of pipe; partial or entire failure of wells or sources of supply of gas; inability to obtain, or unavoidable delays in obtaining, at reasonable cost (unless prepaid by the Partnership) servitudes, right of way grants, permits, governmental approvals or licenses, materials, equipment or supplies for constructing or maintaining facilities; and similar events or circumstances, not within the reasonable control of the Party claiming suspension and which by the exercise of reasonable diligence the Party is unable to prevent or overcome.

(c)                                  The settlement of strikes or lockouts will be entirely within the discretion of the Party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required.

9.8                               Counterpart Execution.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

9.9                               Third Parties.  This Agreement is not intended to confer upon any person not a Party any rights or remedies hereunder, and no person other than the Parties is entitled to rely on or enforce any representation, warranty or covenant contained herein.

The Parties have caused this Agreement to be signed by their duly authorized representatives effective as of the date first written above.

ANTERO RESOURCES CORPORATION

By:
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional
Vice President

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Resources Midstream Management
LLC, its general partner

By:
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional
Vice President

Signature Page — Operational and Management Services Agreement